Exhibit 4.3

EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of April 13, 2016 (this “Amendment”), is entered into among THE SHERWIN-WILLIAMS COMPANY, SHERWIN-WILLIAMS LUXEMBOURG S.À R.L., SHERWIN-WILLIAMS CANADA INC., SHERWIN-WILLIAMS UK HOLDING LIMITED (collectively, the “Borrowers”), certain Lenders signatory hereto, BANK OF AMERICA, N.A., as domestic administrative agent and Canadian administrative agent (acting through its Canada branch) (in such capacity, the “Agents”) under the Credit Agreement, dated as of July 16, 2015 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among the Borrowers, the Lenders from time to time party thereto and the Agents.

In consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms which are defined in the Credit Agreement and not otherwise defined herein have the meanings given in the Credit Agreement.

2. Amendment.

Effective on the Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended inserting the following definitions in the appropriate alphabetical order:

“Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement, dated as of April 13, 2016, among the Borrowers, certain Lenders signatory thereto, and the Agents.

“Amendment No. 1 Effective Date” means April 13, 2016.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Guaranty” means the guaranty made by the Subsidiary Guarantors (if any) in favor of the Agents and the Lenders pursuant to their respective Guaranty Agreements.

“Guaranty Agreement” means a guaranty agreement executed by a Subsidiary Guarantor subsequent to the Amendment No. 1 Effective Date substantially in the form of Exhibit A to Amendment No. 1.

“Subsidiary Guarantor” means each Subsidiary (other than a Subsidiary that is a “controlled foreign corporation” within the meaning of the Code) that is required to execute a Guaranty Agreement pursuant to Section 5.10.

“Valspar” means The Valspar Corporation, a Delaware corporation.

“Valspar Acquisition” means the acquisition by the Company, directly or indirectly, of all of the outstanding Equity Interests of Valspar pursuant to the Valspar Acquisition Agreement.

“Valspar Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of March 19, 2016, among the Company, Valspar and Viking Merger Sub, Inc., as amended and in effect from time to time.

“Valspar Closing Date” means the date on which the Valspar Acquisition is consummated pursuant to the Valspar Acquisition Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the words “or lower or unrated” in the Index Debt Rating for Category 5 and (ii) adding a Category 6 and Category 7 to the grid of Index Debt Ratings, which shall read as follows:

Index Debt Ratings:	Commitment Fee Rate	Eurocurrency Spread	ABR Spread
Category 6 BBB-/Baa3	0.20%	1.50%	0.50%
Category 7 BB+/Ba1 or lower or unrated	0.25%	1.75%	0.75%

(c) The definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is hereby amended by deleting “or” at the end of clause (d)(i) and replacing it with “,”, and immediately after clause (d)(ii) adding “or (iii) become the subject of a Bail-In Action”.

(d) The definition of “ERISA Event” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the text of clause (b) of such definition and replacing it with the words “the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived;” and (ii) deleting the words “or in reorganization,” in clause (g) of such definition.

(e) The definition of “Federal Funds Effective Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting the words “arranged by federal funds brokers” immediately following the words “the Federal Reserve System”.

(f) The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended by inserting the words “, Amendment No. 1, any Guaranty Agreements” immediately following the words “this Agreement”.

(g) The definition of “Total Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended by deleting the period at the end of such definition, and adding the following proviso at the end thereof:

; it being understood that (i) if the Company or any Subsidiary delivers or causes to be delivered an irrevocable repayment or redemption notice that results in Indebtedness in the form of debt securities being due and payable in full not later than 30 days after such repayment or redemption notice has been delivered and deposits cash with or for the benefit of the trustee or holders of such Indebtedness to fund such repayment or redemption, then such Indebtedness shall be considered repaid or redeemed; provided that if any applicable deposit is returned and the corresponding Indebtedness is not repaid or redeemed, but remains outstanding, such Indebtedness shall no longer be considered repaid or redeemed and (ii) if the Company or any Subsidiary commences a tender offer to repurchase Indebtedness (the “Repurchased Indebtedness”) and will be obligated to repurchase such Indebtedness for payment in full, together with accrued and unpaid interest thereon, after the satisfaction or waiver of any conditions of such tender offer, and in connection therewith issues Indebtedness in the form of debt securities (the “New Indebtedness”) the proceeds of which are to be used to repurchase the Repurchased Indebtedness within 30 days of issuance of such New Indebtedness (the “Period”), then to the extent, and solely so long as, the Company or any Subsidiary either holds the proceeds of such New Indebtedness in escrow pursuant to customary arrangements, or otherwise sets aside the proceeds of such New Indebtedness in Dollars to fund such repurchase of Repurchased Indebtedness, then the amount of such New Indebtedness shall be deemed for the purpose of this definition to be reduced by the amount of the proceeds thereof that are so held in escrow or set aside (solely to the extent and for so long as so held or set aside, and not for the avoidance of doubt to the extent applied to repurchase the Repurchased Indebtedness or applied for any other purpose other than the repayment of the New Indebtedness); provided further that upon the end of the Period, the deemed reduction of the New Indebtedness described above shall no longer apply.

(h) The Credit Agreement is hereby amended by a new Section 1.09, which shall read as follows:

Section 1.09 Pro Forma Calculations. For the purpose of calculating Consolidated EBITDA and Consolidated Net Revenue for any period, if during such period the Company or any Subsidiary shall have made a material acquisition or material disposition (with materiality calculated in accordance with Article 11 of Regulation S-X under the

Securities Act of 1933, as amended), each of Consolidated EBITDA and Consolidated Net Revenue shall be calculated giving pro forma effect (in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended) thereto as if such material acquisition or disposition occurred on the first day of such period.

(i) The Credit Agreement is hereby amended by a new Section 5.10, which shall read as follows:

Section 5.10 Additional Subsidiary Guarantors. If any Subsidiary (other than a Subsidiary that is a “controlled foreign corporation” within the meaning of the Code) is a guarantor of Material Indebtedness of the Company, the Company shall, within twenty (20) Business Days (or such later date as agreed to by the Domestic Administrative Agent) after the occurrence thereof, cause such Subsidiary to become a Subsidiary Guarantor hereunder by (i) executing and delivering a Guaranty Agreement to the Domestic Administrative Agent and (ii) if requested by the Domestic Administrative Agent, causing counsel to such Subsidiary (which may include certain opinions of in-house counsel to such Subsidiary) to deliver a customary legal opinion relating thereto addressed to the Agents and the Lenders (it being agreed that the form of opinions delivered on the Closing Date are customary).

(j) Section 6.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.03 Leverage Ratio. The Company will not permit the Leverage Ratio at any time to exceed 3.50 to 1.00; provided that on and after the Valspar Closing Date, the Company will not permit the Leverage Ratio at any time to exceed 5.25 to 1.00, which level shall step down to (i) 4.75 to 1.00 on the first day after the end of the third full fiscal quarter after the Valspar Closing Date, (ii) 4.25 to 1.00 on the first day after the end of the sixth full fiscal quarter after the Valspar Closing Date, (iii) 3.75 to 1.00 on the first day after the end of the eighth full fiscal quarter after the Valspar Closing Date and (iv) 3.50 to 1.00 on the first day after the end of the tenth full fiscal quarter after the Valspar Closing Date and thereafter.

Notwithstanding anything to the contrary set forth herein, until the earlier of (A) the Valspar Closing Date and (B) the date on which the Valspar Acquisition Agreement terminates or expires, any Indebtedness in the form of debt securities incurred by the Company to finance the Valspar Acquisition shall be disregarded for the purpose of determining compliance with this Section 6.03 to the extent that, and so long as, the cash proceeds of such Indebtedness are either held in escrow on customary terms or are held by the Company as unrestricted cash or cash equivalents.

(k) Article VII of the Credit Agreement is hereby amended by deleting the word “or” in paragraph (l) thereof, adding the word “or” after the semicolon at the end of paragraph (m), and adding a new paragraph (n), which shall read as follows:

(n) except as permitted pursuant to the terms of the applicable Guaranty Agreements, the guarantee of any Subsidiary Guarantor under its Guaranty Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the validity or enforceability thereof shall be contested by the Company;

(l) The Credit Agreement is hereby amended by a new Section 9.20, which shall read as follows:

Section 9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

3. Effectiveness. This Amendment will become effective upon the date on which the following conditions precedent are first satisfied (the “Amendment Effective Date”):

(a) The Agents shall have received from each Borrower and from the Required Lenders an executed counterpart of this Amendment (or photocopies thereof sent by fax, .pdf or other electronic means, each of which shall be enforceable with the same effect as a signed original).

(b) The Agents shall have received a certificate, dated the Amendment Effective Date and signed by the President, a Vice President or a Financial Officer, confirming (i) the representations and warranties of such Borrower set forth in this Amendment shall be true and correct in all material respects on and as of the Amendment Effective Date and (ii) no Default shall have occurred and be continuing as of the Amendment Effective Date.

(c) The Agents shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced one (1) Business Day prior to the Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers under the Credit Agreement.

4. Representations and Warranties. Each Borrower severally, and not jointly with the other Borrowers, represents and warrants, as of the date hereof, that, after giving effect to the provisions of this Amendment, (a) each of the representations and warranties made by such Borrower in Article III of the Credit Agreement is true in all material respects on and as of the date hereof as if made on and as of the date hereof, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they were true in all material respects as of such earlier date or (ii) to the extent that such representations and warranties are qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true in all respects, and (b) no Default has occurred and is continuing.

5. Continuing Effect of the Credit Agreement. This Amendment is limited solely to the matters expressly set forth herein. Subject to the express terms of this Amendment, the Credit Agreement remains in full force and effect, and each Borrower and the Lenders acknowledge and agree that all of their obligations hereunder and under the Credit Agreement shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment except to the extent specified herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and in any exhibits attached thereto to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement after giving effect hereto.

6. Miscellaneous. The provisions of Sections 9.03 (Expenses; Indemnity; Damage Waiver) (except clause (c) thereof); 9.05 (Survival); 9.06 (Counterparts; Integration; Effectiveness); 9.09 (Governing Law; Jurisdiction; Consent to Service of Process); 9.10 (WAIVER OF JURY TRIAL); 9.12 (Confidentiality) and 9.18 (Electronic Execution of Assignments and Certain Other Documents) of the Credit Agreement shall apply with like effect to this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation

By:	/s/ Jeffrey J. Miklich
	Name:	Jeffrey J. Miklich
	Title:	Vice President and Treasurer

SHERWIN-WILLIAMS LUXEMBOURG S.À R.L., a Luxembourg société à responsabilité limitée

By:	/s/ Lawrence J. Boron
	Name:	Lawrence J. Boron
	Title:	Authorized Attorney

SHERWIN-WILLIAMS CANADA INC., a Canadian corporation

By:	/s/ Jeffrey J. Miklich
	Name:	Jeffrey J. Miklich
	Title:	Vice President and Assistant Treasurer

SHERWIN-WILLIAMS UK HOLDING LIMITED, an English and Welsh limited liability company

By:	/s/ Sean P. Hennessy
	Name:	Sean P. Hennessy
	Title:	Director

[Signature Page to Amendment No. 1 to Sherwin-Williams Credit Agreement]

BANK OF AMERICA, N.A., as Domestic Administrative Agent

By:	/s/ Ronaldo Naval
	Name:	Ronaldo Naval
	Title:	Vice President

BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch, as Canadian Administrative Agent

By:	/s/ Medina Sales De Andrade
	Name:	Medina Sales De Andrade
	Title:	Vice President

[Signature Page to Amendment No. 1 to Sherwin-Williams Credit Agreement]

BANK OF AMERICA, N.A. as a Lender

By:	/s/ Christopher DiBiase
	Name:	Christopher DiBiase
	Title:	Director

BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch as a Lender

By:	/s/ Medina Sales De Andrade
	Name:	Medina Sales De Andrade
	Title:	Vice President

WELLS FARGO, NATIONAL ASSOCIATION as a Lender

By:	/s/ Daniel R. Van Aken
	Name:	Daniel R. Van Aken
	Title:	Director

CITIBANK, N.A. as a Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Peter Predun
	Name:	Peter Predun
	Title:	Executive Director

[Signature Page to Amendment No. 1 to Sherwin-Williams Credit Agreement]

U.S. Bank National Association as a Lender

By:	/s/ Mark D. Rodgers
	Name:	Mark D. Rodgers
	Title:	Vice President

KeyBank National Association as a Lender

By:	/s/ Marianne T. Meil
	Name:	Marianne T. Meil
	Title:	Senior Vice President

PNC Bank, National Association as a Lender

By:	/s/ Andrew Rutherford
	Name:	Andrew Rutherford
	Title:	Vice President

SUNTRUST BANK as a Lender

By:	/s/ Garrett O’Malley
	Name:	Garrett O’Malley
	Title:	Director

HSBC Bank USA, National Association as a Lender

By:	/s/ David A. Mandell
	Name:	David A. Mandell
	Title:	Managing Director

[Signature Page to Amendment No. 1 to Sherwin-Williams Credit Agreement]

ROYAL BANK OF CANADA as a Lender

By:	/s/ Alexandre Charron
	Name:	Alexandre Charron
	Title:	Vice President National Client Group – Finance RBC Royal Bank

ROYAL BANK OF CANADA, acting through its UK (London) Branch

By:	/s/ Robert Bell
	Name:	Robert Bell
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Sherwin-Williams Credit Agreement]

EXHIBIT A

FORM OF GUARANTY AGREEMENT

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Agreement”), dated [            ], 2016, is made by and among [                    ] (the “Subsidiary Guarantor”), a subsidiary of the Company, and BANK OF AMERICA, N.A., as domestic administrative agent and Canadian administrative agent (acting through its Canada branch) (in such capacity, the “Agents”) under that certain Credit Agreement (the “Credit Agreement”), dated as of July 16, 2015 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among The Sherwin-Williams Company, the other Borrowers party thereto, the Lenders party thereto, and the Agents. Terms defined in the Credit Agreement are used herein with the same meanings.

NOW THEREFORE, the Subsidiary Guarantor and the Agents hereby agree as follows:

Section 1. Guaranty. The Subsidiary Guarantor hereby guarantees to the Agents and each Lender as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Indebtedness of the Company under the Credit Agreement to the Agents and each of the Lenders in any form, including any and all credit extended and any other obligations owing by the Company to the Lenders in connection with the Loans at any time outstanding during the term of this Agreement, plus interest, fees, reimbursement obligations, indemnity obligations and other amounts owed by the Company to the Agents and the Lenders hereunder (collectively, the “Company Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Subsidiary Guarantor hereby further agrees that if any of the Company Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Subsidiary Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Company Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision to the contrary contained in this Agreement or in any other of the Loan Documents or the other documents relating to the Company Guaranteed Obligations, the obligations of the Subsidiary Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 2. Obligations Unconditional.

(a) The obligations of the Subsidiary Guarantor under Section 1 above are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Company Guaranteed Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Company Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2 that the obligations of the Subsidiary Guarantor hereunder shall be absolute and unconditional under any and all circumstances. The Subsidiary Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Company for amounts paid under this Agreement until such time as the Company Guaranteed Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantor hereunder, which shall remain absolute and unconditional as described above;

(b) at any time or from time to time, without notice to the Subsidiary Guarantor, the time for any performance of or compliance with any of the Company Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(c) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Company Guaranteed Obligations shall be done or omitted;

(d) the maturity of any of the Company Guaranteed Obligations shall be accelerated, or any of the Company Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Company Guaranteed Obligations shall be waived or any other guarantee of any of the Company Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(e) any of the Company Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of the Subsidiary Guarantor) or shall be subordinated to the claims of any Person (including any creditor of the Subsidiary Guarantor).

With respect to its obligations hereunder, the Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agents or any other holder of the Company Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Company Guaranteed Obligations, or against any other Person under any other guarantee of, or security for, any of the Company Guaranteed Obligations.

Section 3. Reinstatement. The obligations of the Subsidiary Guarantor under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Company Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Company Guaranteed Obligations, whether as a result of any Debtor Relief Law or otherwise, and the Subsidiary Guarantor agrees that it will indemnify the Agents and each other holder of the Company Guaranteed Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Agents or such holder of the Company Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law, except those arising from the bad faith, gross negligence or willful misconduct of the Agents or a holder of the Company Guaranteed Obligations.

Section 4. Certain Additional Waivers. The Subsidiary Guarantor agrees that it shall have no right of recourse to security for the Company Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 2 and through the exercise of rights of contribution pursuant to Section 6. The Company hereby irrevocably waives the defense of any law or regulation of any jurisdiction, or any other event affecting any term of a Company Guaranteed Obligation.

Section 5. Remedies. The Subsidiary Guarantor agrees that, to the fullest extent permitted by Law, as between the Subsidiary Guarantor, on the one hand, and the Agents and the other holders of the Company Guaranteed Obligations, on the other hand, the Company Guaranteed Obligations may be declared to be forthwith due and payable as specified in Section 2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 2) for purposes of Section 1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Company Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Company Guaranteed Obligations being deemed to have become automatically due and payable), the Company Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Subsidiary Guarantor for purposes of Section 1.

Section 6. Guarantee of Payment; Continuing Guarantee. The guaranty in this Agreement is a guaranty of payment and not of collection, is a continuing guaranty, and shall apply to the Company Guaranteed Obligations whenever arising.

Section 7. Limitation on Liability. The Subsidiary Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of Title 11 of the Bankruptcy Code of the United States or any comparable provision of any other applicable law.

Section 8. Release of Subsidiary Guarantor. If at any time (a) all or substantially all of the Equity Interests of the Subsidiary Guarantor are sold, transferred or otherwise disposed of to a Person other than the Company or its Subsidiaries or (b) the Subsidiary Guarantor ceases to be (or substantially simultaneously with its release as a Subsidiary Guarantor hereunder will cease to be) a guarantor of Material Indebtedness of the Company, then in each case the Subsidiary Guarantor shall be automatically released from its Guaranty in respect of the Company Guaranteed Obligations and all of its obligations under this Agreement and the other Loan Documents to which it is a party, and thereafter such Person shall no longer constitute a Subsidiary Guarantor under the Loan Documents. At the request of the Company, the Agents shall, at the Company’s expense, execute such documents as are necessary to acknowledge any such release in accordance with this Section 8.

Section 9. Representations and Warranties of the Subsidiary Guarantor. The Subsidiary Guarantor represents and warrants that the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 (assuming, in each case, for purposes hereof that the Subsidiary Guarantor were a “Borrower” or “the Company” under the Credit Agreement) of the Credit Agreement are true in all material respects on and as of the date hereof, except to the extent any such representation and warranty (i) expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or (ii) is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects.

Section 10. Applicability of Credit Agreement Provisions. For the purposes of this Agreement, Section 9.05 (Survival), Section 9.06 (Counterparts; Integration; Effectiveness), Section 9.07 (Severability), Section 9.09 (Governing Law; Jurisdiction; Consent to Service of Process); Section 9.10 (WAIVER OF JURY TRIAL), Section 9.17 (Entire Agreement) and Section 9.18 (Electronic Execution of Assignments and Certain Other Documents) of the Credit Agreement shall apply to this Agreement, assuming for these purposes that the Subsidiary Guarantor was a “Borrower” under the Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[ ], a [ ] corporation, as a Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

BANK OF AMERICA, N.A., as Domestic Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch, as Canadian Administrative Agent

By:
Name:
Title:

[Signature Page to Guaranty Agreement]